                                                                   EXHIBIT 10.55

Thursday, September 04, 2003

David Weinstein
3180 Ross Road
Palo Alto CA, 94303

RE: EMPLOYMENT TERMS

Dear Mr. Weinstein:

First Virtual Communications, Inc. (the "Company") is pleased to offer you the position of Vice President of Marketing, pursuant to the terms of this letter agreement ("Agreement"), subject to the satisfactory review of your references. Please respond to me by 5:00 p.m., West Coast time, on September 19, 2003, at which time this offer will expire.

1.       DUTIES

You will be expected to perform various duties consistent with your position. Upon acceptance of this offer, you will be an executive officer of the Company. On the date that you are confirmed as a Section 16 Officer by action of the Company's Board of Directors, you shall be covered by the Company's Executive Officers' Change of Control Plan and the First Virtual Communications, Inc. Indemnity Plan. As a Section 16 officer, you will report to the Company's Chief Executive Officer, unless otherwise assigned by the Company. Additionally you will be expected to achieve certain performance targets and Company goals related to your specific job function ("ANNUAL PERFORMANCE TARGETS"). Such Performance Targets shall be set and measured at the sole discretion of the Company's President and Chief Executive Officer ("CEO").

2.       COMPENSATION

Your annual base salary will be $200,000 per year, less payroll deductions and all required withholdings. You will be paid bi-weekly and you will be eligible for the following standard Company benefits: medical insurance, paid time off, and holidays. Details about these benefit plans are available for your review in the Total Rewards benefit guide delivered to you with this Agreement. The Company may modify its benefits and compensation packages from time to time, in its sole discretion, as it deems necessary.

3.       STOCK OPTIONS

Upon commencement of employment and subject to approval of the Company's Board of Directors, you will be granted a Stock Option under the Company's Equity Plans to purchase 80,000 shares of the Company's Common Stock (the "STOCK OPTION"). The Stock Option will be governed by and granted pursuant to a separate Stock Option Agreement. The exercise price per share of the Stock Option will be equal to the fair market value of the Common Stock established on the date of grant, subject to approval by the Board of Directors. The Stock Option will be subject to vesting so long as you continue to be employed with the Company, according to the following schedule: twelve and one-half percent (12 1/2%) of the shares subject to the Stock Option will vest on the last day of the sixth full calendar month of your employment after the date of grant and the remaining shares subject to the Stock Option will vest in equal installments at the end of each monthly period thereafter.

If you have questions regarding the tax implications of the Stock Option or any part of your compensation package, please consult with your own tax advisor.

4.       TERMINATION

Employment at First Virtual Communications is "at will." The Company may terminate your employment at any time and for any or no reason, with or without Cause or advance notice, by giving you written notice of such termination. Similarly, you may terminate your employment with the Company at any time at your election, in your sole discretion, for any or no reason upon written notice to the Company. The term of your employment relationship may not be modified except by a written agreement signed by the Chief Executive Officer or President of the Company.

In the event that the Company terminates your employment without Cause (as defined below), and upon your furnishing to the Company an executed release and waiver of claims, you shall be entitled to receive severance payments in the form of (i) a continuation of your base salary for a period of three months after your date of termination, at the rate in effect on your date of termination, and (ii) During the severance period, assuming that you are eligible for COBRA, you shall be entitled to receive medical benefits for yourself and eligible dependents paid for by the Company until the earlier of
(a) three (3) months after your date of termination, or (b) the date that you become eligible to receive medical benefits from another company or business entity.

"CAUSE" means your: (i) gross negligence or willful misconduct in connection with the performance of your duties to the Company that in the written determination of a majority of the Board has not been cured within thirty (30) days following receipt by you of written notice from the Board identifying such acts of gross negligence or willful misconduct; (ii) failure to achieve your Annual Performance Targets, following 30 days written notice from the CEO of such failure; (iii) commission of a felony (other than a traffic-related offense) that in the written determination of a majority of the Board has caused material injury to the Company's business; (iv) dishonesty with respect to a significant matter relating to the Company's business and intended to result in personal enrichment of you or your family at the expense of the Company; or (v) material breach of this Offer Letter and Employment Agreement, Proprietary Information and Inventions Agreement or Indemnification Agreement by and between you and the Company, which material breach has not been cured within thirty (30) days following receipt by you of written notice from the Board identifying such material breach.

If your employment is terminated for Cause, or you voluntarily terminate your employment from the Company for any reason, all compensation and benefits will cease immediately and you will receive no additional payment from the Company other than your accrued base salary and accrued and unused vacation benefits earned through your date of termination.

                                       2.

5.       COMPANY POLICY

As a Company employee, you will be expected to abide by the Company's policies, procedures, rules and regulations which will govern the terms and conditions of your employment. The Company's policies may be modified from time to time at the sole discretion of the Company.

Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

6.       PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

As a condition of employment, you will be required to sign and comply with the Proprietary Information and Inventions Agreement, attached hereto as Exhibit A, which prohibits unauthorized use or disclosure of the Company's proprietary information, among other things.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

7.       ENTIRE AGREEMENT

This Agreement, together with your Proprietary Information and Inventions Agreement and the stock documents and Total Rewards benefit guide referred to herein, forms the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written. The terms of this Agreement cannot be modified, except in a writing signed by the Company's Chief Executive Officer or President.

8.       GOVERNING LAW

This Agreement will be governed by and construed according to the laws of the State of California. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in Redwood City, California for any lawsuit filed there against you by the Company arising from or related to this Agreement.

9. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States. Please sign and date this Agreement, and return it to the Company's Human Resources

                                       3.

Department by September 19, 2003, if you wish to accept employment with the Company under the terms described above. If you accept our offer, we would like you to start as soon as possible.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

FIRST VIRTUAL COMMUNICATIONS

By: /s/ Tammy Polanco
   _____________________________________
   Tammy Polanco
   Director, Human Resources

Accepted:

/s/ David Weinstein
________________________________________
David Weinstein

September 8, 2003
________________________________________
Date

Attachment:    Exhibit A:    Proprietary Information and Inventions Agreement

                                       4.

                       FIRST VIRTUAL COMMUNICATIONS, INC.

            FORM OF PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

         In consideration of my employment or continued employment by First Virtual Communications, Inc. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

         1. RECOGNITION OF COMPANY'S RIGHTS; NONDISCLOSURE. At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company and an officer of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and the Company and its assigns shall be the sole owner of all trade secret rights, patent rights, copyrights, mask work rights, trade secret rights and all other rights throughout the world (collectively, "Proprietary Rights") in connection therewith.

         The term "Proprietary Information" shall mean trade secrets, confidential knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, cell lines, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of other employees of the Company.

         2. THIRD PARTY INFORMATION. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

         3.       ASSIGNMENT OF INVENTIONS.

                  3.1 ASSIGNMENT. I hereby assign to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to or as directed by the Company by this paragraph 3 are hereinafter referred to as "Company Inventions." I recognize that this

                                       1.

Agreement does not require assignment of any invention that qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter "Section 2870"), which provides as follows:

                  (1) Any provision in an employment agreement that provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                           (A)      Relate at the time of conception or
reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

                           (B)      Result from any work performed by the
employee for the employer.

                  (2) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable.

                  3.2 GOVERNMENT. I also assign to or as directed by the Company all my right, title and interest in and to any and all Inventions, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies.

                  3.3 WORKS FOR HIRE. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

         4. ENFORCEMENT OF PROPRIETARY RIGHTS. I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

         In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the

                                       2.

same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

         5. OBLIGATION TO KEEP COMPANY INFORMED. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, after termination of my employment, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any proprietary information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

         6. PRIOR INVENTIONS. Inventions, if any, patented or unpatented, that I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete disclosure of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to disclose such Inventions on Exhibit A. Instead, I am to disclose in the applicable space on Exhibit A, only a cursory name for each such Invention, a listing of the party(s) to whom it belongs and the fact that full disclosure as to such Invention has not been made for that reason.

         7. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity other than for the Company. As further assurance that I will not improperly use or disclose any Proprietary Information of the Company, I agree that, for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company, I will not (i) solicit or induce any employee of the Company to leave the employ of the Company or (ii) solicit the business of any customer of the Company (other than, prior to termination of my employment, on behalf of the Company and, after termination of my employment, with respect to products or services of a type not supplied by the Company).

                                       3.

                  If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

         8. NO IMPROPER USE OF MATERIALS. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless previously and specifically consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or by me while employed by the Company.

         9. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of mine relating to any time prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

         10. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, molecules, cells and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company, whether kept at the Company, home or elsewhere. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement for technical and management personnel confirming the above and my obligations under this Agreement.

         11. LAW AND REMEDIES. I understand that the unauthorized taking of the Company's trade secrets (i) could result in civil liability under California Civil Code Section 3426, and that, if willful, could result in an award for triple the amount of the Company's damages and attorneys' fees; and (ii) is a crime under California Penal Code Section 499(c), punishable by imprisonment for a time not exceeding one year, or by a fine not exceeding five thousand dollars ($5,000), or by both. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

                                       4.

         12. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

         13.      GENERAL PROVISIONS.

                  13.1 GOVERNING LAW. This Agreement will be governed by and construed according to the laws of the State of California without respect to its choice of law provisions.

                  13.2 ENTIRE AGREEMENT. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged therewith. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

                  13.3 SEVERABILITY. If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision will be deemed stricken from this Agreement and the remaining provisions will continue in full force and effect.

                  13.4 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

                  13.5 SURVIVAL. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

                  13.6 EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of my employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

                  13.7 WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

         This Agreement shall be effective as of the first day of my employment with the Company, namely _____________.

                                       5.

         I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY'S CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

         I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

__________________                     ____________________________________
      Date                             EMPLOYEE SIGNATURE

                                       Address:

                                       _____________________________________

                                       _____________________________________

ACCEPTED AND AGREED TO:

FIRST VIRTUAL COMMUNICATIONS, INC.

By:   ____________________________________________

Name: ____________________________________________

Title:____________________________________________

Address: First Virtual Communications, Inc.
         3393 Octavius Drive
         Santa Clara, CA 95054

                                       6.

                                    EXHIBIT A
                           TO PROPRIETARY INFORMATION
                            AND INVENTIONS AGREEMENT

FVC.COM
3393 Octavius Drive
Santa Clara, CA  95054

Gentlemen:

1. Except as noted in Section 2 below, the following is a complete disclosure of all inventions or improvements relevant to the subject matter of my employment by FVC.COM (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

         _____    No inventions or improvements.

         _____    See below:

         _______________________________________________________________________

         _______________________________________________________________________

         _______________________________________________________________________

         _______________________________________________________________________

         _____    Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(s):

                  INVENTION OR IMPROVEMENT              PARTY(s) RELATIONSHIP
         _______________________________________________________________________
         1.
         _______________________________________________________________________
         2.
         _______________________________________________________________________
         3.
         _______________________________________________________________________

         _____    Additional sheets attached.

                                       7.

3. I propose to bring to my employment the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used in my employment pursuant to the express written authorization of my former employer or such other person (a copy of which is attached hereto):

         _____  No Material.

         _____  See Below:

         _______________________________________________________________________

         _______________________________________________________________________

         _______________________________________________________________________

         _______________________________________________________________________

         _____    Additional sheets attached.

Date:    __________________

                                               Very truly yours,

                                               _______________________________
                                               Employee Signature

                                       8.